UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*




                                 ESG Re Limited
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Shares, $1.00 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    G31215109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                November 10, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  Rule 13d-1(b)
|X|  Rule 13d-1(c)
|_|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------------
CUSIP No. G31215109                     13G
          ---------
----------------------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              Vicuna Advisors LLC
              TIN:  13-4006560
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
------------- ------------------------------------------------------------------
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              -0-
            NUMBER OF
                                   ---------- ----------------------------------
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          1,080,000 shares

                                   ---------- ----------------------------------
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           -0-
                                   ---------- ----------------------------------
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              1,080,000 shares

---------------------------------- ---------- ----------------------------------
------------- ------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,080,000 shares

------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*

                                                                            |_|
------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              8.2 %

------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       OO
------------- ------------------------------------------------------------------

----------------------------------
CUSIP No. G31215109                     13G
          ---------
----------------------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              Vicuna Partners LLC
              TIN:  13-4006612
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
                                       5      SOLE VOTING POWER

                                              -0-
            NUMBER OF
                                   ---------- ----------------------------------
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          1,080,000 shares

                                   ---------- ----------------------------------
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           -0-
                                   ---------- ----------------------------------
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              1,080,000 shares

---------------------------------- ---------- ----------------------------------
------------- ------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,080,000 shares

------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*

                                                                             |_|
------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              8.2 %

------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       OO
------------- ------------------------------------------------------------------

----------------------------------
CUSIP No. G31215109                     13G
          ---------
----------------------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              Vicuna Capital I L.P.
              TIN:  13-4006625
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
------------- ------------------------------------------------------------------
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              -0-
            NUMBER OF
                                   ---------- ----------------------------------
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          800,000 shares

                                   ---------- ----------------------------------
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           -0-
                                   ---------- ----------------------------------
                                   ---------- ----------------------------------

              WITH                     8      SHARED DISPOSITIVE POWER

                                              800,000 shares

---------------------------------- ---------- ----------------------------------
------------- ------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              800,000 shares

------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*

                                                                             |_|
------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              6.0 %

------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       PN
------------- ------------------------------------------------------------------

----------------------------------
CUSIP No. G31215109                     13G
          ---------
----------------------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              WNP Investment Partnership L.P.
              TIN:  13-4006626
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
------------- ------------------------------------------------------------------
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              -0-
            NUMBER OF
                                   ---------- ----------------------------------
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          280,000 shares

                                   ---------- ----------------------------------
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           -0-
                                   ---------- ----------------------------------
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              280,000 shares

---------------------------------- ---------- ----------------------------------
------------- ------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              280,000 shares

------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*

                                                                             |_|
------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              2.1 %

------------- ------------------------------------------------------------------
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       PN
------------- ------------------------------------------------------------------

Item 1.

              (a)   Name of Issuer

                    ESG Re Limited (the "Issuer")

              (b)   Address of Issuer's Principal Executive Offices

                    16 Church Street
                    Hamilton HM II, Bermuda

Item 2.

              (a)   Name of Persons Filing

                    This Schedule 13G is being filed jointly by Vicuna Advisors LLC, a Delaware limited liability company ("Advisors"), Vicuna Partners LLC, a Delaware limited liability company ("Partners"), Vicuna Capital I L.P., a Delaware liability partnership ("Capital") and WNP Investment Partnership, L.P., a Delaware limited partnership ("WNP").

                    Partners is the general partner of Capital and WNP and Advisors is the investment adviser to Capital and WNP.

                    The filing of this statement is not an admission by any Reporting Person that such Reporting Person and any other Reporting Person or Reporting Persons constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or Rule 13d-5 thereunder or that any Reporting Person is the beneficial owner of any securities owned by any other Reporting Person.

              (b) Address of Principal Business Office or, if none, Residence

                    The address of Advisors, Partners, Capital and WNP is:

                    c/o Kenneth F. Cooper
                    230 Park Avenue
                    7th Floor
                    New York, NY 10169

              (c)   Citizenship

                    Advisors and Partners are Delaware limited liability companies and Capital and WNP are Delaware limited partnerships.

              (d)   Title of Class of Securities

                    Common Shares, $1.00 par value (the "Common Stock")

              (e)   CUSIP Number

                    G31215109

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

              (a) |_| Broker or Dealer registered under Section 15 of the Act,

              (b) |_| Bank as defined in section 3(a)(6) of the Act,

              (c) |_| Insurance company as defined in section 3(a)(19) of the Act,

              (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940,

              (e) |_| Investment Adviser registered under section 203 of the Investment Advisors Act of 1940,

              (f) |_| An employee benefit plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F),

              (g) |_| A parent holding company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7),

              (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

              (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

              (j) |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

              If this statement is filed pursuant to ss. 240.13d-1(c), check this box |X|.

Item 4.       Ownership

              (a) Amount Beneficially Owned

                    As of the date hereof, Capital is the beneficial owner of 800,000 shares of Common Stock and WNP is the beneficial owner of 280,000 shares of Common Stock. By virtue of its status as general partner of Capital and WNP, Partners might be deemed to be the beneficial owner of the securities owned by Capital and WNP. By virtue of its status as investment adviser to Capital and WNP, Advisors might be deemed to be the beneficial owner of the securities owned by Capital and WNP. Advisors and Partners each disclaims beneficial ownership of the securities owned by Capital and WNP.

              (b)   Percent of Class

                    As of the date hereof, Capital is the beneficial owner of 6.0% of the Common Stock and WNP is the beneficial owner of 2.1% of the Common Stock. By virtue of its status as general partner of Capital and WNP, Partners might be deemed to be the beneficial owner of the securities owned by Capital and WNP.

                    By virtue of its status as investment adviser to Capital and WNP, Advisors might be deemed to be the beneficial owner of the securities owned by Capital and WNP. Advisors and Partners each disclaims beneficial ownership of the securities owned by Capital and WNP. The percentages of the outstanding Common Stock reported in this Schedule 13G are calculated on the basis of 13,228,399 shares of Common Stock issued and outstanding as of November 15, 1999, as reported in the Issuer's Form 10-Q for the quarter ended September 30, 1999.

              (c) Number of shares as to which the person has:

                     (i)   Sole power to vote or to direct the vote

                           None.

                     (ii)  Shared power to vote or to direct the vote

                           By virtue of its status as general partner of Capital and WNP, Partners might be deemed to share indirectly with Capital and WNP power to vote or direct the vote of the 800,000 shares of Common Stock owned by Capital and the 280,000 shares of Common Stock owned by WNP. By virtue of its status as investment adviser to Capital and WNP, Advisors might be deemed to share indirectly with Capital and WNP power to vote or direct the vote of the 800,000 shares of Common Stock owned by Capital and the 280,000 shares of Common Stock owned by WNP.

                     (iii) Sole power to dispose or to direct the disposition of

                           None.

                     (iv) Shared power to dispose or to direct the disposition of

                           By virtue of its status as general partner of Capital and WNP, Partners might be deemed to share indirectly with Capital and WNP power to dispose or direct the disposition of the 800,000 shares of Common Stock owned by Capital and the 280,000 shares of Common Stock owned by WNP. By virtue of its status as investment adviser to Capital and WNP, Advisors might be deemed to share indirectly with Capital and WNP power to dispose or direct the disposition of the 800,000 shares of Common Stock owned by Capital and the 280,000 shares of Common Stock owned by WNP.

Item 5.       Ownership of Five Percent or Less of a Class

              Not applicable.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person

              Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

              Not applicable.

Item 8.       Identification and Classification of Members of the Group

              Not applicable.

Item 9.       Notice of Dissolution of Group

              Not applicable.

Item 10.      Certification

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   November 22, 1999

                                             VICUNA ADVISORS LLC



                                             By:/s/ Joshua G. Welch
                                                --------------------------------
                                                Joshua G. Welch
                                                Managing Member




                                             VICUNA PARTNERS LLC


                                             By:/s/ Joshua G. Welch
                                                --------------------------------
                                                Joshua G. Welch
                                                Managing Member


                                             VICUNA CAPITAL I, L.P
                                             By:  Vicuna Partners LLC, General
                                                  Partner


                                             By:/s/ Joshua G. Welch
                                                --------------------------------
                                                Joshua G. Welch
                                                Managing Member




                                             WNP INVESTMENT PARTNERSHIP, L.P
                                             By:  Vicuna Partners LLC, General
                                                  Partner



                                             By:/s/ Joshua G. Welch
                                                --------------------------------
                                                Joshua G. Welch
                                                Managing Member

                                                                         EXHIBIT

                                    AGREEMENT


                  In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that the Schedule 13G dated November 22, 1999 relating to the Common Shares, 1.00 par value, of ESG RE Limited, as the same may be amended from time to time hereafter, is being filed with the Securities and Exchange Commission on behalf of each of them.

Dated:  November 22, 1999

                                             VICUNA ADVISORS LLC



                                             By:/s/ Joshua G. Welch
                                                --------------------------------
                                                Joshua G. Welch
                                                Managing Member


                                             VICUNA PARTNERS LLC



                                             By:/s/ Joshua G. Welch
                                                --------------------------------
                                                Joshua G. Welch
                                                Managing Member


                                             VICUNA CAPITAL I, L.P
                                             By:  Vicuna Partners LLC, General
                                                  Partner



                                             By:/s/ Joshua G. Welch
                                                --------------------------------
                                                Joshua G. Welch
                                                Managing Member


                                             WNP INVESTMENT PARTNERSHIP, L.P
                                             By:  Vicuna Partners LLC, General
                                                  Partner



                                             By:/s/ Joshua G. Welch
                                                --------------------------------
                                                Joshua G. Welch
                                                Managing Member